                                                                      Exhibit 12

                            STEWART ENTERPRISES, INC.
                                AND SUBSIDIARIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)

                                                SIX MONTHS
                                                   ENDED                              YEARS ENDED OCTOBER 31,
                                                  APRIL 30,   --------------------------------------------------------------------
                                                    2005         2004           2003          2002          2001           2000
                                               -------------  -----------  -------------  -----------  ----------------  ---------
Earnings (loss) from continuing
  operations before income taxes ............  $ 9,001(2)(3)  $ 68,680(4)  $ (54,484)(5)  $ 47,461(6)  $(197,903)(7)(8)  $ 103,319

Fixed charges:
  Interest charges (1) ......................    17,194         47,735        53,797        62,655        64,235            62,748
  Interest portion of lease expense .........       784          1,918         1,933         2,258         2,882             3,379
                                               --------       --------     --------       --------    ----------         ---------
Total fixed charges .........................    17,978         49,653        55,730        64,913        67,117            66,127

Earnings (loss) from continuing
  operations before income taxes and
  fixed charges, less capitalized interest...  $ 26,832(2)(3) $117,933(4)  $     927(5)   $112,058(6)  $(131,449)(7)(8)  $ 168,092
                                               ========       ========     =========      ========     =========         =========

Ratio of earnings to fixed charges ..........      1.49(2)(3)     2.38(4)          -(5)       1.73(6)          - (7)(8)       2.54
                                               ========       ========     =========      ========     =========         =========

(1) Includes capitalized interest expense of $147 for the six months ended April 30, 2005 and $400, $319, $316, $663 and $1,354 for 2004, 2003, 2002,
      2001 and 2000, respectively.

(2) Excludes cumulative effect of change in accounting principle of $141,318 (net of a $93,235 income tax benefit).

(3) Includes $1,147 of gains on dispositions and impairment (losses), net and a charge of $32,708 for the loss on early extinguishment of debt.

(4) Includes a charge of $3,435 for severance and other costs related to workforce reductions announced in December 2003 and separation payments to a former executive officer, and $564 of gains on dispositions and impairment (losses), net.

(5) Includes a charge of $11,289 for the loss on early extinguishment of debt recorded in connection with the redemption of the Remarketable Or Redeemable Securities, a noncash charge of $73,000 recorded in connection with goodwill impairment, a noncash charge of $18,972 recorded in connection with long-lived asset impairment and $2,450 of separation payments to former executive officers. As a result of these charges, the Company's earnings for fiscal year 2003 were insufficient to cover its fixed charges, and an additional $54,803 in pretax earnings would have been required to eliminate the coverage deficiency.

(6) Includes a noncash charge of $18,500 recorded in connection with the write-down of assets held for sale.

(7) Excludes cumulative effect of change in accounting principles of $250,004 (net of a $166,669 income tax benefit).

(8) Includes a noncash charge of $269,158 recorded in connection with the write-down of assets held for sale and other charges and a charge of $9,120 for the loss on early extinguishment of debt. As a result of these charges, the Company's earnings for fiscal year 2001 were insufficient to cover its fixed charges, and an additional $198,556 in pretax earnings would have been required to eliminate the coverage deficiency.

--------------
      During the periods presented, the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

                                       84